Exhibit 10.67

200 Holleder Parkway, Rochester, NY 14615 | www.monro.com

April 15, 2021

Maureen E. Mulholland

44 Hyacinth Lane

Fairport, NY 14450

Dear Maureen:

This letter will document certain terms with respect to your employment as Chief Legal Officer (“CLO”) that Monro, Inc. (the “Company”) would like to provide to you:

1.

Termination without Cause or with Good Reason – If your employment is terminated (a) by the Company without Cause (as defined herein), or (b) by you with Good Reason (as defined herein), the Company shall pay (in the normal course) to you the following amounts or benefits:

a.	to the extent not yet paid, your base salary through the date of termination at the rate in effect on the date of termination;

b.

one year’s annual base salary (as in effect as of the date of termination, the “Base Salary”), payable as follows, (x) a lump sum payment six months following such termination equal to six months of Base Salary and (y) following such six month period, continued payment of Base Salary (payable in accordance with the Company’s payroll practice) for the remaining six months;

c.

payment of a pro rata bonus to which you are entitled, calculated as the bonus you would have received under the Company’s bonus plan, based on the Company’s actual performance during such fiscal year, had you been employed by the Company for the entire fiscal year, multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year you were so employed and the denominator of which shall be the number of days in such fiscal year (the “Pro Rata Bonus”); and

d.

any and all time-vesting equity awards that have been granted to the Executive (that have neither expired nor been previously exercised by the Executive) through the termination date shall be deemed fully vested on such termination date and, to the extent applicable, exercisable for a period of 90 days following such date (but, in no case, beyond each such award’s specified expiration date), and any performance-vesting equity awards shall be eligible to vest on a pro rata basis based on the period of time the Executive was employed during the performance period and achievement of the applicable performance goals, all in accordance with the other terms of any such plan or grant.

All payments to be provided to you hereunder shall be subject to your execution of a general release and waiver of claims against the Company, its officers, directors, employees and agents from any and all liability arising from your employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked (a “General Release”).

2.	Change in Control – If, within two years after a Change in Control (as defined herein) of the Company, (A) your employment is terminated without Cause or (B) you resign following:

(i) a material diminution in your duties as CLO; or

(ii) in the case of the sale of the Company, you either: (a) are not offered a comparable position by the buyer; or (b) are required by the buyer to be based anywhere beyond 50 miles from the Company’s current offices in Rochester, New York (except for required travel on Company business to an extent substantially consistent with that preceding the Change in Control), (either (i) or (ii), a “Resignation for Good Cause”), then you shall be entitled to the benefits described below.

Upon a termination without Cause in a Change in Control or a Resignation for Good Cause described above, you will receive in one lump sum amount, unless otherwise noted:

a.	to the extent not yet paid, your Base Salary through the date of termination at the rate in effect on the date of termination;

b.

two year’s Base Salary, payable as follows, (x) a lump sum payment six months following such termination or resignation equal to six months of Base Salary and (y) following such six-month period, continued payment of Base Salary (payable in accordance with the Company’s payroll practice) for the remaining 18 months;

c.	payment of the Pro Rata Bonus to which you are entitled, payable not less than six months following such termination of employment, but otherwise in the normal course; and

d.

any and all time-vesting equity awards that have been granted to the Executive (that have neither expired nor been previously exercised by the Executive) through the termination date shall be deemed fully vested on such termination date and, to the extent applicable, exercisable for a period of 90 days following such date (but, in no case, beyond each such award’s specified expiration date), and any performance-vesting equity awards shall be eligible to vest on a pro rata basis based on the period of time the Executive was employed during the performance period and achievement of the applicable performance goals, all in accordance with the other terms of any such plan or grant.

All payments to be provided to you under this provision shall be subject to your execution of a General Release.

For purposes of this Letter Agreement, a “Change in Control” shall mean any of the following: (a) any person who is not an “affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the date of this Letter Agreement becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; (b) the sale of the Company substantially as an entity (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the date of this Agreement; or (c) there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the date of this Agreement, and in which shareholders of the Company immediately preceding the merger hold less than 50% (the voting and consent rights of Class C Preferred Stock shall be disregarded in this calculation) of the combined voting power for the election of directors of the Company immediately following the merger. For purposes of this provision, the term “person” shall include a legal entity, as well as an individual. A Change in Control shall not be deemed to occur because of the sale or conversion of any or all of Class C Preferred Stock of the Company unless there is a simultaneous change described in clauses (a), (b) or (c) of the preceding sentence.

For purposes of this Letter Agreement, “Cause” shall mean a determination by the Company in its discretion of one or more of the following: (i) dishonesty, including, without limitation, embezzlement, fraud or theft; (ii) gross negligence or willful disregard of duties or material failure to perform reasonably assigned duties; (iii) gross insubordination, willful disobedience or material breach of any of the Company rules, policies, practices, instructions, expectations, lawful directions; (iv) criminal activity, moral turpitude, conviction of a felony, plea of guilty or nolo contendere to a felony charge, or any criminal act involving moral turpitude; and/or (v) other egregious conduct contrary to the interests of the Company.

For purposes of this Letter Agreement, “Good Reason” means if you are able to document, to the reasonable satisfaction of the Company’s outside counsel, that the reason for such resignation is as a direct result of the Board of Directors or the CEO requiring you to act, or omit to act, in a way that you reasonably believes is illegal; provided, however, that a termination by you hereunder shall be effective only if, within 30 days following the delivery of written notice of a termination for Good Reason by you to the Company, the Company has failed to cure the circumstances giving rise to the Good Reason. The written notice of termination for Good Reason must specify in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, if applicable.

Very truly yours,

/s/ Robert E. Mellor
Robert E. Mellor, Chairman

Please acknowledge your agreement with the foregoing.

/s/ Maureen E. Mulholland
Maureen E. Mulholland